Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-120775, Form S-4 Nos. 333-122855, 333-131883, 333-143335, 333-149189, 333-145925, 333-159036 and 333-162539 and Form S-8 Nos. 333-120777, 333-120778, 333-112428, 333-51434 and 333-126567) of News Corporation of our report dated August 12, 2009 (except for Notes 19 and 24, as to which the date is February 12, 2010), with respect to the consolidated financial statements of News Corporation included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

New York, New York
February 12, 2010